Exhibit 99.1

Contact: Ilene Stevens

847.653.7731

COMPANY VETERAN NAMED CHIEF FINANCIAL OFFICER

AT TAYLOR CAPITAL GROUP, INC.

Rosemont, IL - April 30, 2007 - Taylor Capital Group, Inc. (Nasdaq: TAYC) - Robin VanCastle has been elected, by the Board of Directors of Taylor Capital Group, Inc., as Chief Financial Officer, effective May 1, 2007, Bruce W. Taylor, Chairman and Chief Executive Officer announced today . A 16-year veteran of the company, VanCastle most recently was Chief Accounting Officer.

"Robin has earned the trust and admiration of our board, our shareholders and the executive management team time and time again by creating value through her business acumen, skillful capital planning and financial management," said Taylor. "With an appreciation for Cole Taylor Bank's value proposition and our place in the competitive landscape, Robin brings a unique and invaluable perspective to the CFO's role."

As Chief Financial Officer, VanCastle will join the Executive Management Committee, where she will play a broad-range management role. She will continue to manage capital planning, financial management and investor and financial media relations.

"I welcome the opportunity to play a larger role in executing our strategy for profitable growth," said VanCastle. "Our strategy is relevant to the marketplace and we have talented staff committed to excellent service, add to that the discipline of effective financial management and you have the ingredients for success."

VanCastle will lead the company's relationships with the Securities and Exchange Commission, the Federal Reserve Bank, external auditors, investment bankers, debt ratings agencies, institutional shareholders and securities analysts.

VanCastle is recognized for her expertise in managing complex financial transactions. She played a leading role in the company's recapitalization related to the 1997 split-off from a predecessor company, and subsequent transactions to complete that event, which included an initial public offering in 2002, reducing the company's cost of capital by refinancing preferred equity in 2004, and in 2005 a follow-on offering of common stock.

VanCastle, 53, joined Cole Taylor Bank in 1990 as Director of Internal Audit and in 1993 became Group Senior Vice President of Financial Management. She was named Chief Accounting Officer in 2006. She is a CPA who joined the bank after 11 years in public accounting.

About Taylor Capital Group, Inc.

Taylor Capital Group, Inc. is a bank-holding company headquartered in Rosemont, Illinois, a suburb of Chicago. The company derives virtually all of its revenue from its subsidiary, Cole Taylor Bank, which presently operates 11 banking centers throughout the Chicago metropolitan area.

For more information, visit www.taylorcapitalgroup.com.

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